Exhibit 99.1

National & Retail Trades and First Call, Release: May 13, 2004
at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS FIRST QUARTER EARNINGS

MENOMONEE FALLS, WI  May 13, 2004/BUSINESS WIRE/Kohl's Corporation (NYSE:KSS). Kohl's Corporation today reported net sales and earnings for the first quarter ended May 1, 2004.

Net sales for the quarter were $2.4 billion, an increase of 12.4 percent over the same period a year ago. Comparable store sales for the quarter decreased 0.1 percent. Net income for the quarter was $113.8 million, or $0.33 per diluted share, compared with $111.0 million or $0.32 per diluted share for the same quarter a year ago.

Larry Montgomery, chairman and chief executive officer, said, "Although we are disappointed with our comparable store sales performance, we are pleased with our new market entries during the quarter: Sacramento, San Diego, Fresno and Bakersfield, California and Memphis, Tennessee. Our expenses were well controlled during the quarter and our emphasis on inventory management resulted in increased gross margin."

Montgomery added, "With the return to appropriate inventory levels, the customer now has the shopping environment that she has come to expect from Kohl's. I am very proud of our 85,000 associates and the role they played to return our store to a pleasant shopping experience and want to thank them for their hard work and dedication to serving our customers."

Expansion Update

The Company successfully opened 47 new stores during the quarter. The Company entered the Sacramento, CA market with seven stores; the San Diego, CA market with five stores; the Fresno, CA market with three stores, the Memphis, TN market with three stores and the Bakersfield, CA market with two stores. In addition, the Company added eight stores in the Northeast region, seven stores in the Southwest region, four stores in the Midwest region, four stores in the Southeast region, two stores in the Mid-Atlantic region, and two stores in the South Central region.

The Company expects to open approximately 48 stores in the third fiscal quarter including its entry into San Francisco, CA with 11 stores and Salt Lake City, UT with five stores. The remaining new stores to be opened in existing markets will be spread across all regions of the country. In total, the Company plans to open approximately 95 stores in fiscal 2004.

In fiscal 2005, the Company plans to open another 95 stores. The Company will continue to expand its presence in the Southwest region as well as other regions in which it currently operates.

The Company now operates 589 stores in 38 states, compared with 492 stores in 34 states at the same time last year.

First Quarter Earnings Conference Call

Investors will have the opportunity to listen to the first quarter earnings conference call today at 5:00 PM (EST) by dialing 847-619-6398 ten minutes prior to the start of the call, over the Internet through the Company's web site located at http://www.kohls.com (see "Company News"), or through Broadcast Networks' Vcall web site located at http://www.vcall.com. To listen to the call, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. To access a 24-hour telephone replay of the call, simply dial 630-652-3018. (Pass Code: 8833944).

Investor Conference

The Company will host an investor conference in Rosemont, Illinois on May 26, 2004, with a presentation scheduled for approximately 11:30 PM (CST). Investors will have the opportunity to listen to the live web cast of the presentation through the Company's web site located at http://www.kohls.com (Select ("Investor Relations"/ Company News"/Scroll down to May, 2004)) or through Broadcast Networks' Vcall web site located at http://www.vcall.com. To listen to the presentation, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for approximately 30 days after the conference date.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans", or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl's annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893
Media Contacts: Tawn Earnest, Manager - Public Relations, (262) 703-6609
Vicki Shamion, Director - Public Relations, (262) 703-1464

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KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	13 Weeks Ended
	May 1, 2004	% to Net Sales	May 3, 2003	% to Net Sales

Net sales	$ 2,380.2		$ 2,117.7
Cost of merchandise sold	1,532.8	64.4%	1,376.4	65.0%

Gross margin	847.4	35.6%	741.3	35.0%

Operating expenses:
Selling, general and administrative	565.6	23.8%	474.1	22.4%
Depreciation and amortization	66.0	2.8%	55.5	2.6%
Preopening expenses	17.8	0.7%	15.5	0.7%

Operating income	198.0	8.3%	196.2	9.3%

Interest expense, net	15.0	0.6%	17.7	0.9%

Income before income taxes	183.0	7.7%	178.5	8.4%
Provision for income taxes	69.2	2.9%	67.5	3.2%

Net income	$ 113.8	4.8%	$ 111.0	5.2%
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Basic net income per share	$ 0.33		$ 0.33

Diluted net income per share	$ 0.33		$ 0.32

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)
Subject to Reclassification

	May 1, 2004	May 3, 2003

Assets
Current assets:
Cash and cash equivalents	$ 99,810	$ 94,674
Short-term investments	--	153,205
Accounts receivable trade, net	1,113,928	973,256
Merchandise inventories	1,862,195	1,810,978
Deferred income taxes	30,612	36,064
Other current assets	100,328	73,598
Total current assets	3,206,873	3,141,775

Property and equipment, net	3,448,682	2,824,510
Favorable lease rights, net	233,326	181,495
Goodwill, net	9,338	9,338
Other assets	105,293	105,223
Total assets	$ 7,003,512	$ 6,262,341
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Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 746,449	$ 608,383
Accrued liabilities	352,810	275,521
Income taxes payable	40,111	38,909
Short-term debt	110,000	--
Current portion of long-term debt and capital leases	2,760	357,919
Total current liabilities	1,252,130	1,280,732

Long-term debt and capital leases	1,088,663	1,064,836
Deferred income taxes	261,993	187,575
Other long-term liabilities	73,975	66,524
Shareholders' equity	4,326,751	3,662,674
Total liabilities and shareholders' equity	$ 7,003,512	$ 6,262,341
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Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)
Subject to Reclassification

	3 Months Ended
	May 1, 2004	May 3, 2003

Operating activities

Net income	$ 113,794	$ 111,013
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	66,182	55,700
Amortization of debt discount	53	2,403
Deferred income taxes	44,491	36,253
Changes in operating assets and liabilities:
Accounts receivable, net	36,229	17,554
Merchandise inventories	(255,205)	(183,982)
Other current assets	(29,491)	(29,884)
Accounts payable	213,850	(42,348)
Accrued and other long-term liabilities	(87,186)	(79,427)
Income taxes	(85,280)	(78,409)

Net cash provided by (used in) operating activities	17,437	(191,127)

Investing activities

Acquisition of property and equipment
and favorable lease rights	(167,873)	(122,804)
Net sales of short-term investments	34,285	322,786
Other	(7,650)	(8,492)
Net cash (used in) provided by investing activities	(141,238)	191,490

Financing activities

Proceeds from short-term debt	50,000	--
Proceeds from credit facilities	60,000	--
Payments of convertible and other long-term debt, net	(10,819)	(10,662)
Payments of financing fees on debt	--	(24)
Proceeds from stock option exercises	11,682	14,912

Net cash provided by financing activities	110,863	4,226

Net (decrease) increase in cash and cash equivalents	(12,938)	4,589
Cash and cash equivalents at beginning of period	112,748	90,085

Cash and cash equivalents at end of period	$ 99,810	$ 94,674
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